Exhibit 99.1

CHERRY HILL MORTGAGE INVESTMENT CORPORATION

ANNOUNCES SECOND QUARTER 2015 RESULTS

MOORESTOWN, NJ – August 10, 2015 — Cherry Hill Mortgage Investment Corporation (NYSE: CHMI) (“Cherry Hill” or the “Company”), today reported results for the second quarter of 2015.

Second Quarter 2015 Highlights

•	Increased book value per share by 0.9% to $20.96 as of June 30, 2015 from $20.78 as of March 31, 2015

•	Generated GAAP net income applicable to common stockholders of $11.2 million, or $1.49 per share for second quarter 2015

•	CHMI Insurance Company, LLC, the Company’s captive insurance subsidiary was admitted as a member of the Federal Home Loan Bank of Indianapolis (the “FHLBI”) at the end of the quarter

•	Produced core earnings of $0.48 per share, or $3.6 million, for second quarter 2015[1]

•	Declared dividend of $0.49 per share for second quarter 2015

•	12.1% annualized dividend yield based on closing stock price on June 30, 2015

•	Realized interest income of $6.2 million, $3.0 million of which was generated by the Excess MSR portfolio, for second quarter 2015, compared to realized interest income of $6.1 million for second quarter 2014

•	Aggregate portfolio leverage stood at 2.5x as of June 30, 2015

•	Completed acquisition of Aurora Financial Group, providing the Company with an approximate $712 million MSR portfolio as of June 30, 2015

“The quality of our investment portfolio contributed to the increase in our book value despite a volatile market environment,” stated Jay Lown, Cherry Hill Mortgage Investment Corporation’s President and Chief Investment Officer. “During the second quarter, we also completed the Aurora acquisition, which positions us to invest in full MSRs. In addition, at the end of the quarter, our captive insurance subsidiary became a member of the Federal Home Loan Bank of Indianapolis, which further diversifies our financing options for prime whole loan and RMBS investments. We believe we now have the foundation in place to continue our pursuit of additional opportunities that should generate sustainable attractive risk-adjusted returns for our stockholders.”

Operating Results

Cherry Hill reported GAAP net income applicable to common stockholders for the second quarter of 2015 of $11.2 million, or $1.49 per basic and diluted weighted average common share outstanding. The reported GAAP net income was determined based primarily on the following: $4.9 million of net interest income, a net realized loss of $0.1 million on the RMBS portfolio, a net realized loss of $0.1 million on derivatives, a net realized gain of $0.2 million on acquired assets, a net unrealized gain of $2.8 million on derivatives, a net unrealized gain of $4.8 million on the Excess MSR portfolio, a net unrealized gain of $0.04 million on the MSR portfolio and general and administrative expenses and management fees paid to Cherry Hill’s external manager in the aggregate amount of $1.3 million.

[1]	Core Earnings is a non-GAAP financial measure. See “Core Earnings” later in this release for an explanation of how the Company calculates this non-GAAP financial measure and for a reconciliation to net income (loss), the most directly comparable financial measure calculated in accordance with GAAP.

Core earnings, which excludes non-recurring unrealized and realized gains or losses and adjusts for outstanding LTIP units in the Company’s operating partnership, for the second quarter of 2015 were $3.6 million, or $0.48 per basic and diluted weighted average common share outstanding. For a reconciliation of GAAP net income to non-GAAP core earnings, please refer to the reconciliation table accompanying this release.

	Three Months Ended June 30,
	2015	2014
Income
Interest income	$6,199	$6,137
Interest expense	1,346	1,006

Net interest income	4,853	5,131
Servicing fee income	156	—
Servicing costs	94	—
Amortization of MSRs	60	—

Net servicing income	2	—
Other income (loss)
Realized gain (loss) on RMBS, net	(115)	75
Realized gain (loss) on derivatives, net	(52)	(187)
Realized gain (loss) on acquired assets, net	174	—
Unrealized gain (loss) on derivatives, net	2,835	(2,705)
Unrealized gain (loss) on investments in Excess MSRs	4,827	(1,648)
Unrealized gain (loss) on investments in MSRs	38	—

Total Income	12,562	666
Expenses
General and administrative expense	634	641
Management fee to affiliate	690	679

Total Expenses	1,324	1,320

Income (Loss) Before Income Taxes	11,238	(654)
Provision for corporate business taxes	(70)	1

Net Income (Loss)	11,308	(655)
Net (income) loss allocated to noncontrolling interests	(103)	3

Net Income (Loss) Applicable to Common Stockholders	$11,205	$(652)
Net income (Loss) Per Share of Common Stock
Basic	$1.49	$(0.09)
Diluted	$1.49	$(0.09)
Weighted Average Number of Shares of Common Stock Outstanding
Basic	7,509,543	7,504,572
Diluted	7,509,543	7,509,543

Unaudited. Dollar amounts in thousands, except per share amounts.

The net unrealized loss on the Company’s RMBS portfolio for the second quarter 2015 was approximately $6.3 million.

	Three Months Ended June 30,
	2015	2014
Net income (loss)	$11,308	$(655)
Other comprehensive income (loss):
Net unrealized gain (loss) on RMBS	(6,280)	5,670
Reclassification of net realized (gain) loss on RMBS in earnings	115	(75)

Other comprehensive income (loss)	(6,165)	5,595

Comprehensive income (loss)	$5,143	$4,940
Comprehensive income (loss) attributable to noncontrolling interests	47	62

Comprehensive income (loss) attributable to common stockholders	$5,096	$4,878

Unaudited. Dollar amounts in thousands.

Portfolio Highlights for the Quarter Ended June 30, 2015

The Company realized interest income of $3.0 million from its Excess MSR portfolio and servicing fee income of $0.2 million from its MSR portfolio. Carrying value of the Servicing Related Assets portfolio ended the quarter at $92.6 million. Net interest spread for the RMBS portfolio stood at 1.46% and the debt-to-equity ratio on the aggregate portfolio remained low, ending the quarter at 2.5x.

The RMBS portfolio had a book value of $430.1 million and a carrying value of $433.0 million at quarter end June 30, 2015. The portfolio had a weighted average coupon of 3.8% and weighted average maturity of 23 years.

In order to mitigate duration risk and interest rate risk associated with the Company’s RMBS, Cherry Hill used interest rate swaps, swaptions and TBAs. At quarter end June 30, 2015, the Company held interest rate swaps with a notional amount of $262 million, swaptions with a notional amount of $115 million and TBAs with a notional amount of ($10) million.

As of June 30, 2015, Cherry Hill’s GAAP book value was $20.96 per diluted share, an increase of 0.9% from $20.78 per diluted share as of March 31, 2015.

Dividend

On June 18, 2015, the Board of Directors declared a quarterly dividend of $0.49 per share of common stock for the second quarter of 2015. The dividend was paid in cash on July 28, 2015 to stockholders of record as of the close of business on June 30, 2015.

Core Earnings

Core earnings is a non-GAAP financial measure and is defined as GAAP net income (loss) applicable to common stockholders, excluding realized gain (loss) on RMBS, realized gain (loss) on derivatives, realized gain (loss) on acquired assets, unrealized gain (loss) on derivatives, unrealized gain (loss) on investments in Excess MSRs and unrealized gain (loss) on investments in MSRs and adjusted to exclude outstanding LTIP units in the Company’s operating partnership. Core earnings are provided for purposes of comparability to other issuers that invest in residential mortgage-related assets. The Company believes providing investors with core earnings, in addition to related GAAP financial measures, gives investors greater transparency into the Company’s ongoing operational performance. The concept of core earnings does have significant limitations, including the exclusion of realized and unrealized gains (losses), and may not be comparable to similarly-titled measures of other peers, which may use different calculations. As a result, core earnings should not be considered a substitute for the Company’s GAAP net income (loss) or as a measure of the Company’s liquidity.

The following table provides a reconciliation of net income to core earnings for the three months ended June 30, 2015 and 2014:

	Three Months Ended June 30,
	2015	2014
Net income (loss)	$11,308	$(655)
Realized gain (loss) on RMBS, net	115	(75)
Realized gain (loss) on derivatives, net	52	187
Realized gain (loss) on acquired assets, net	(174)	—
Unrealized gain (loss) on derivatives, net	(2,835)	2,705
Unrealized gain (loss) on investments in Excess MSRs	(4,827)	1,648
Unrealized gain (loss) on investments in MSRs	(38)	—

Total core earnings:	$3,601	$3,810
Core earnings attributable to noncontrolling interests	(33)	(22)

Core Earnings Attributable to Common Stockholders	$3,568	$3,788
Core Earnings Attributable to Common Stockholders, per Share	$0.48	$0.50
GAAP Net income (Loss) Per Share of Common Stock	$1.49	$(0.09)

Unaudited. Dollar amounts in thousands, except per share amounts.

Additional Information

Additional information regarding Cherry Hill’s financial condition and results of operations can be found in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2015 filed with the Securities and Exchange Commission on August 10, 2015. In addition, an investor presentation with supplemental information regarding Cherry Hill, its business and its financial condition as of June 30, 2015 and its results of operations for the second quarter of 2015 has been posted to the Investor Relations section of Cherry Hill’s website, www.chmireit.com. Cherry Hill will discuss the investor presentation on the conference call referenced below.

Webcast and Conference Call

The Company’s management will host a conference call on Tuesday, August 11, 2015 at 8:30 A.M. Eastern Time. A copy of this earnings release and the investor presentation referenced above will be posted to the Investor Relations section of Cherry Hill’s website, www.chmireit.com. All interested parties are welcome to participate on the live call. A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.chmireit.com. Please allow extra time prior to the call to visit the site and download any necessary software required to listen to the webcast.

The conference call may be accessed by dialing 1-877-407-3982 (from within the U.S.) or 1-201-493-6780 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference “Cherry Hill Second Quarter 2015 Earnings Call.”

A telephonic replay of the conference call will also be available two hours following the completion of the call through 11:59 P.M. Eastern Time on September 11, 2015 by dialing 1-877-870-5176 (from within the U.S.) or 1-858-384-5517 (from outside of the U.S.); please reference access code “13616667.”

About Cherry Hill Mortgage Investment Corporation

Cherry Hill Mortgage Investment Corporation is a real estate finance company that acquires, invests in and manages residential mortgage assets in the United States. Cherry Hill Mortgage Investment Corporation is externally managed and advised by Cherry Hill Mortgage Management, LLC, which is an affiliate of Freedom Mortgage Corporation.

Forward-Looking Statements

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including, among others, statements relating to the Company’s long-term growth opportunities and strategies, its ability to complete the pending Aurora transaction, its ability to execute on the anticipated strategy of purchasing full MSRs, expand its market opportunities and create its own Excess MSRs and its ability to generate sustainable and attractive risk-adjusted returns for stockholders. These forward looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, and other documents filed by the Company with the Securities and Exchange Commission.

Contact:

Cherry Hill Mortgage Investment Corporation

Investor Relations

(877) 870-7005

InvestorRelations@CHMIreit.com